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For Immediate Release                   Contacts
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March 3, 2004                           Brian Beckwith, President & CEO
                                        Michael DeMarco, Chief Financial Officer
                                        (201) 712-0090
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PEOPLES EDUCATIONAL HOLDINGS, INC. 2003 REVENUES INCREASE 48% OVER PRIOR YEAR

Saddle Brook, New Jersey, March 3, 2004 -- Peoples Educational Holdings, Inc. ("the Company") today reported revenue of $27.8 million for its fiscal year ended December 31, 2003, up 48% from $18.8 million in 2002. Operating Income was $2.1 million in 2003, up 110% from $1.0 million in 2002. Net income for the 2003 year was $1.2 million, up 100% from $0.6 million in 2002. Earnings per share, on a diluted basis, was $0.34 in 2003 compared to $0.17 in 2002.

"Peoples Educational delivered exceptionally strong revenue and earnings growth in the 2003 fiscal year. Our growth was driven by the very positive results of our state-specific test preparation products, where 2003 revenues grew to $15.1 million, more than double our prior year revenue level. Test Preparation products are now being sold in 10 states as we continue our expansion," said Brian Beckwith, President and CEO.

Revenue from the Company's other two product lines also showed growth in 2003. Revenue from the College Preparation product line for 2003 was $9.4 million compared to $9.1 million in 2002 while Instruction product line revenue was $1.3 million in 2003 compared to $1.2 million in 2002. Shipping and handling revenue grew to $2.0 million in 2003 as compared to $1.5 million in 2002, largely due to the increase in revenue from the Test Preparation product line.

Gross profit for the 2003 year was $12.5 million or 45% of revenues as compared to $7.8 million or 41% of revenues in 2002. This increase can be largely attributed to the favorable results in the Test Preparation product line. Margins in this line are generally higher than in the other product lines, which rely to a greater extent on distributed products that carry a significantly lower profit margin for the Company.

Total assets on December 31, 2003, were $11.5 million as compared to $8.1 million on December 31, 2002. This increase was primarily attributable to a net increase of $2.4 million in deferred pre-publication costs, which represents the development costs of the Company's products, net of their accumulated amortization.

Long-term liabilities were reduced to $0.2 million on December 31, 2003, from $1.9 million at December 31, 2002. The Company's utilization of debt is highly seasonal based on the K-12 school market cycle and is typically lower at calendar year end. In addition, a $1.0 million convertible note payable at December 31, 2002, was converted into equity during 2003.




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About Peoples Educational Holdings, Inc.
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Peoples Educational is a publisher and marketer of print and electronic supplementary educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

1. Test Preparation and Prescriptive Assessment materials targeted to state-specific standardized tests

2. College Preparation materials for academically rigorous high school programs

3.   Instruction products for the student-at-risk and multicultural markets

The Company's proprietary products are supplemental in nature, meaning that they are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.


This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market,
(9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.